EXHIBIT 99.1

ADP Reports First Quarter Fiscal 2012 Results; Updates/Confirms Fiscal 2012 Guidance

Revenues Rise 13%, 10% Organic; EPS up 9%

 Confirms Fiscal 2012 Forecasts for Revenue Growth of 7% to 9% and EPS Growth of 8% to 10%

ROSELAND, N.J., Oct. 26, 2011 (GLOBE NEWSWIRE) -- Automatic Data Processing, Inc. (Nasdaq:ADP) reported revenue growth of 13%, 10% organic, to $2.5 billion for the first fiscal quarter ended September 30, 2011, Gary C. Butler, chief executive officer, announced today. Revenue growth benefited 2 percentage points from favorable foreign exchange rates compared with a year ago. Pretax earnings increased 5% and benefited 1 percentage point from favorable foreign exchange rates.  Net earnings increased 9% and benefited from a lower effective tax rate in the quarter compared to a year ago. Diluted earnings per share of $0.61 increased 9% from $0.56 a year ago on fewer shares outstanding. ADP acquired 5.9 million shares of its stock for treasury at a cost of about $280 million fiscal year-to-date. Cash and marketable securities were $1.4 billion at September 30, 2011.

First Quarter Discussion

Commenting on the results, Mr. Butler said, "I am pleased with ADP's results for the first quarter of fiscal 2012. The increase in new business sales during fiscal 2011 and the acquisitions closed last fiscal year contributed to the strong revenue growth in the quarter. As anticipated, the year-over-year pretax margin comparison was negatively impacted by the decline in high-margin client interest revenues resulting from lower interest rates and the impact of last year's acquisitions.

ADP's key business metrics continued to trend positively, led by growth in new business sales for Employer Services and PEO Services. These new, incremental recurring revenues are the key to driving future revenue growth. Employer Services' client revenue retention also improved for the quarter from a year ago. The automotive marketplace is stable and Dealer Services posted strong new business sales.

Employer Services

"Employer Services' revenues grew 9% for the first quarter, 7% organically. The number of employees on our clients' payrolls in the United States increased 2.7% for the quarter as measured on a same-store-sales basis for our clients on our AutoPay platform. Worldwide client retention improved 0.2 percentage points for the quarter compared with a year ago. As anticipated, Employer Services' pretax margin declined 50 basis points for the quarter, but improved 20 basis points excluding a drag of about 70 basis points from last year's acquisitions.

"Combined Employer Services and PEO Services worldwide new business sales increased 8% for the quarter.  New business sales represent annualized recurring revenues anticipated from new orders.

PEO Services

"PEO Services' revenues increased 17% for the first quarter, all organic.  PEO Services' pretax margin improved 90 basis points for the quarter. Average worksite employees paid by PEO Services increased 13% for the quarter to approximately 242,000.

Dealer Services

"Dealer Services' revenues grew 18% for the first quarter, 6% organically. Total revenues benefited from acquisitions closed during the first quarter of fiscal 2011. Dealer Services' pretax margin improved 115 basis points for the quarter. Excluding a drag from last year's acquisitions of 70 basis points and the positive year-over-year impact of 130 basis points from acquisition-related costs in last year's first quarter, Dealer Services' pretax margin improved 55 basis points.

Interest on Funds Held for Clients

"The safety, liquidity, and diversification of our clients' funds are the foremost objectives of our investment strategy. Client funds are invested in accordance with ADP's prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

"For the first quarter, interest on funds held for clients declined $4.9 million, or 3.9%, from $126.8 million to $121.9 million, due to a decline of 50 basis points in the average interest yield to 3.2%, partially offset by an increase of 10% in average client funds balances from $13.8 billion to $15.2 billion.

Fiscal 2012 Forecast

"Since we provided our initial fiscal 2012 forecast, interest rates have declined and the economic environment has become more uncertain. However, we are confirming our total ADP fiscal 2012 forecasts with updates as noted below:

  Total revenues – increase 7% to 9%
  We anticipate that the first quarter's positive impact from favorable foreign exchange rates will not continue and will be about neutral for the full year
  Diluted earnings per share – increase 8% to 10%, compared with $2.52 earnings per share in fiscal 2011
  Employer Services – revenue growth of about 7% compared with our prior forecast for 6% to 7% growth; pretax margin expansion of about 50 basis points compared with our prior forecast of at least 50 basis points due to the impact of current year acquisitions
  Pays per control – up about 2% for the year compared with our prior estimate of up 1% to 2%
  PEO Services – revenue growth of about 17% compared with our prior forecast for 15% to 17% growth; pretax margin about flat
  Employer Services and PEO Services new business sales – 8% to 10% growth compared to $1.1 billion sold in fiscal 2011
  Dealer Services – revenue growth of 8% to 9%; pretax margin expansion of about 50 basis points. About 2 percentage points of revenue growth is anticipated to result from the full-year effect of the Cobalt acquisition, which was completed during the first quarter of fiscal 2011.

"Interest on funds held for clients is expected to decline $40 to $50 million, or 7% to 9%, from $540.1 million in fiscal 2011. This is based on a decline of 40 to 50 basis points in the expected average interest yield to 2.7% to 2.8%. We continue to anticipate 7% to 8% growth in average client funds balances. This is updated from our previous forecasted decline of $25 to $35 million, or 5% to 6%, based on a decline of 30 to 40 basis points in the expected average interest yield to 2.8% to 2.9%.  The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of October 24, 2011. The Fed Funds futures contracts do not anticipate any changes during the fiscal year in the Fed Funds target rate. The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of October 24, 2011 were used to forecast new purchase rates for the client extended and client long portfolios, respectively.

"ADP entered fiscal 2012 with positive momentum. While the economic recovery has been weaker in recent months than anticipated at the beginning of the fiscal year, I am nonetheless pleased with our execution as evidenced by ADP's first quarter results. We continued to invest in our distribution and service capabilities, and in product innovation. As a result, ADP continued to win in the marketplace and I remain optimistic about ADP's growth opportunities," Mr. Butler concluded.

Website Schedules

The schedules of quarterly and full-year revenue and pretax earnings by reportable segment for fiscal years 2010 and 2011 and the first quarter of fiscal 2012 have been updated to reflect fiscal 2012 budgeted foreign exchange rates and posted to the Investor Relations home page (http://www.investquest.com/iq/a/adp/index.htm) of our website www.adp.com under Reportable Segments Financial Data.

An analyst conference call will be held today, Wednesday, October 26 at 8:30 a.m. EDT.   A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to ADP's home page, www.adp.com, or ADP's Investor Relations home page, http://www.investquest.com/InvestQuest/a/adp/, and click on the webcast icon.  Please note, this webcast will be broadcast in two streams: Windows Media and Flash. You may switch streams by selecting "Windows Media" or "Flash" from the gear-setup symbol located to the right-hand side of the volume control on the webcast player. Please check your system 10 minutes prior to the webcast. The presentation will be available to download and print about 60 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same Web site.

About ADP

Automatic Data Processing, Inc. (Nasdaq:ADP), with about $10 billion in revenues and approximately 570,000 clients, is one of the world's largest providers of business outsourcing solutions. Leveraging over 60 years of experience, ADP offers a wide range of human resource, payroll, tax and benefits administration solutions from a single source. ADP's easy-to-use solutions for employers provide superior value to companies of all types and sizes. ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine, recreational vehicle, heavy manufacturing, and agricultural vehicle dealers throughout the world.   For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's Web site at www.ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30, 2011	June 30, 2011
Assets
Cash and cash equivalents/Short-term marketable securities	$ 1,268.0	$ 1,425.7
Other current assets	1,913.9	2,022.2
Total current assets before funds held for clients	3,181.9	3,447.9

Funds held for clients	19,272.1	25,135.6
Total current assets	22,454.0	28,583.5

Long-term marketable securities	99.7	98.0
Property, plant and equipment, net	708.3	716.2
Other non-current assets	4,758.2	4,840.6
Total assets	$ 28,020.2	$ 34,238.3

Liabilities and Stockholders' Equity
Other current liabilities	1,959.2	2,195.7
Client funds obligations	18,552.6	24,591.1
Total current liabilities	20,511.8	26,786.8

Long-term debt	26.0	34.2
Other non-current liabilities	1,463.2	1,406.9
Total liabilities	22,001.0	28,227.9

Total stockholders' equity	6,019.2	6,010.4
Total liabilities and stockholders' equity	$ 28,020.2	$ 34,238.3

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2011	2010
Revenues:
Revenues, other than interest on funds held for clients and PEO revenues	$ 2,002.7	$ 1,763.7
Interest on funds held for clients	121.9	126.8
PEO revenues	397.9	338.9
Total revenues	2,522.5	2,229.4

Expenses:
Costs of revenues:
Operating expenses	1,292.7	1,116.7
Systems development & programming	149.7	134.9
Depreciation & amortization	63.7	60.3
Total costs of revenues	1,506.1	1,311.9

Selling, general & administrative expenses	589.2	515.6
Interest expense	2.1	2.7
Total expenses	2,097.4	1,830.2

Other income, net	(34.2)	(37.2)

Earnings before income taxes	459.3	436.4

Provision for income taxes	156.6	157.9

Net earnings	$ 302.7	$ 278.5

Basic Earnings Per Share	$ 0.62	$ 0.57

Diluted Earnings Per Share	$ 0.61	$ 0.56

Dividends declared per common share	$ 0.3600	$ 0.3400

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes, of $3,935.3 and $3,351.3 for the three months ended September 30, 2011 and 2010, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2011	2010	Change	% Change
Revenues (A)
Employer Services	$ 1,750.4	$ 1,599.3	$ 151.1	9%
PEO Services	400.5	341.3	59.2	17%
Dealer Services	407.9	346.2	61.7	18%
Other	(36.3)	(57.4)	21.1	37%
	$ 2,522.5	$ 2,229.4	$ 293.1	13%
Pre-tax earnings from continuing operations (A)
Employer Services	$ 410.0	$ 382.4	$ 27.6	7%
PEO Services	36.6	28.0	8.6	30%
Dealer Services	63.1	49.6	13.5	27%
Other	(50.4)	(23.6)	(26.8)	(100%)+
	$ 459.3	$ 436.4	$ 22.9	5%
Pre-tax margin (A)
Employer Services	23.4%	23.9%	(0.5)%
PEO Services	9.1%	8.2%	0.9%
Dealer Services	15.5%	14.3%	1.1%
Other	n/m	n/m	n/m
	18.2%	19.6%	(1.4)%

(A) Prior year's segment results were adjusted to reflect fiscal year 2012 budgeted foreign exchange rates.

n/m - not meaningful

	Three Months Ended September 30,		Change in other
	2011	2010	income, net
Components of other income, net:
Interest income on corporate funds	$ (29.6)	$ (30.7)	$ (1.1)
Realized gains on available-for-sale securities	(4.3)	(12.2)	(7.9)
Realized losses on available-for-sale securities	0.3	0.4	0.1
Impairment losses on assets held for sale	--	8.6	8.6
Gain on sales of buildings	--	(1.8)	(1.8)
Other, net	(0.6)	(1.5)	(0.9)
Total other income, net	$ (34.2)	$ (37.2)	$ (3.0)

	Three Months Ended September 30,
	2011	2010	Change	% Change
Earnings per share information:
Net earnings	$ 302.7	$ 278.5	$ 24.2	9%
Basic weighted average shares outstanding	487.9	491.4	(3.5)	(1)%
Basic earnings per share	$ 0.62	$ 0.57	$ 0.05	9%

Net earnings	$ 302.7	$ 278.5	$ 24.2	9%
Diluted weighted average shares outstanding	493.3	494.9	(1.6)	0%
Diluted earnings per share	$ 0.61	$ 0.56	$ 0.05	9%

	Three Months Ended September 30,
	2011	2010
Key Statistics:
Organic revenue growth:
Employer Services	7%	5%
PEO Services	17%	15%
Dealer Services	6%	1%

Employer Services:
Change in pays per control - AutoPay product	2.7%	1.7%
Change in client revenue retention percentage - worldwide	0.2 pts	1.7 pts
Employer Services/PEO new business sales growth - worldwide	8%	0%

PEO Services:
Paid PEO worksite employees at end of period	247,000	217,000
Average paid PEO worksite employees during the period	242,000	214,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)

	Three Months Ended September 30,
	2011	2010	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.4	$ 1.4	$ --	(3)%
Corporate extended	3.5	2.8	0.7	25%
Total corporate	4.9	4.2	$ 0.7	16%
Funds held for clients	15.2	13.8	1.4	10%
Total	$ 20.0	$ 18.0	$ 2.0	11%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	1.0%	1.0%
Corporate extended	2.8%	3.8%
Total corporate	2.4%	2.9%
Funds held for clients	3.2%	3.7%
Total	3.0%	3.5%

Net unrealized gain position at end of period	$ 741.4	$ 852.9

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 3.0	$ 2.2
U.S. & Canadian reverse repurchase agreement borrowings	0.5	0.6
	$ 3.5	$ 2.8

Average interest rates paid on:
U.S. commercial paper borrowings	0.1%	0.2%
U.S. & Canadian reverse repurchase agreement borrowings	0.5%	0.4%

Interest on funds held for clients	$ 121.9	$ 126.8	$ (4.9)	(4)%
Corporate extended interest income (B)	25.6	27.3	(1.7)	(6)%
Corporate interest expense-short-term financing (B)	(1.5)	(2.0)	0.6	27%
	$ 145.9	$ 152.1	$ (6.1)	(4)%

(B) While "Corporate extended interest income" and "Corporate interest expense -short-term financing" are non-GAAP disclosures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

	Three Months Ended September 30,
	2011	2010

Corporate extended interest income	$ 25.6	$ 27.3
All other interest income	4.0	3.4
Total interest income on corporate funds	$ 29.6	$ 30.7

Corporate interest expense - short-term financing	$ 1.5	$ 2.0
All other interest expense	0.6	0.7
Total interest expense	$ 2.1	$ 2.7

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 should be considered in evaluating any forward-looking statements contained herein.

CONTACT: Automatic Data Processing, Inc.
         ADP Investor Relations
         Elena Charles, 973.974.4077
         Debbie Morris, 973.974.7821